Exhibit 99.1

Media Contacts:

Morningstar, Inc.

Margaret Kirch Cohen 312-696-6383  margaret.cohen@morningstar.com

Alexa Auerbach 312-696-6481  alexa.auerbach@morningstar.com

InvestorForce, Inc.

Jim Morrissey 610-408-3703  jmorrissey@investorforce.com

FOR IMMEDIATE RELEASE

Morningstar to Acquire InvestorForce’s Institutional Hedge Fund and Separate Account Database Division

Will strengthen Morningstar’s institutional offering, adding 450 institutional clients, creating one of the largest proprietary hedge fund and separate account research platforms

CHICAGO, July 17, 2006 — Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that it has entered into a definitive agreement to acquire the institutional hedge fund and separate account database division of InvestorForce, Inc., a Wayne, Pa.-based financial software and data integration company. The acquisition includes both the AltvestTM database, one of the first and largest online databases covering active hedge funds, managers, and data, along with InvestorForce’s extensive institutional separate account database. It also includes several online software applications for manager search, research, and reporting. Combined with Morningstar’s existing mutual fund, stock, variable annuity, hedge fund, and separate account data, this acquisition will allow Morningstar to offer one of the largest, most comprehensive proprietary investment databases for individual investors, advisors, and institutions.

As part of the agreement, InvestorForce will license Morningstar’s hedge fund, mutual fund, and separate account data for InvestorForce’s Web-based enterprise platform, which is used by pension consultants to manage the positions, transactions, analysis, and reporting for their plan sponsor clients. The strategic sale of the database division and the licensing agreement align with InvestorForce’s focus on the continued growth and expansion of its enterprise software applications.

Morningstar plans to complete the acquisition in August 2006. The company expects to pay $10 million in cash for the InvestorForce database division, subject to an adjustment for working capital.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “InvestorForce is a pioneer in establishing some of the largest, most robust, hedge fund and separate account databases in the industry as well as developing sophisticated analytics and reporting features. This acquisition will strengthen our institutional presence by increasing our global client base, significantly expanding our hedge fund and separate account databases, and enhancing our software tools. Our goal is to bring transparency to hedge funds and separate accounts in much the same way we did for mutual funds more than 20 years ago.”

“As a leader in the collection of investment data, Morningstar is a clear strategic choice for the acquisition of our database division,” said Jim Morrissey, president and CEO of InvestorForce. “This transaction will enable us to focus our resources on the continued growth of our enterprise platform, while leveraging Morningstar’s expansive data resources to enhance our product offering.”

More than 450 accredited institutional consultants, private and institutional investors, money managers, family offices, foundations, and endowments from around the world subscribe to the InvestorForce software and database products that Morningstar will acquire.

After integration of the AltvestTM database, Morningstar’s hedge fund coverage will increase from more than 3,000 active funds to approximately 6,000, making it one of the largest global hedge fund databases available today. InvestorForce’s separate account database will add approximately 1,500 separate accounts to the widely used Morningstar database, bringing the total coverage to about 6,000.

Morningstar is also acquiring InvestorForce’s streamlined interface that allows money managers to easily supply their performance data.

For more information, please see the accompanying fact sheet, which is available at http://corporate.morningstar.com/US/investorforcedatabaseacquisition.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 145,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 13 countries and ownership interests in companies in three other countries.

About InvestorForce, Inc.

InvestorForce is a financial software company that has been a leader in the development of online applications for the financial services industry since 1999. The company’s Web-based enterprise platform is used by pension consultants and similar financial intermediaries to manage the positions, transactions and reporting functions of their plan sponsor clients. This private-labeled application provides investment consultants with the ability to conduct real-time analysis and research into client, manager, and market movement as well as to produce timely, automated client reporting. Investor Force, based in Wayne, Pennsylvania, is an ICG (Nasdaq: ICGE) partner company.

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©2006 Morningstar, Inc.  All rights reserved.